AB Logistics Ltd., a shipping company

22, Ohrid Str., fl.3. Varna, Bulgaria, 9000

(Hereinafter referred to as the "Agent")

OF THE FIRST PART

AND:

Gvura Corp. a Nevada corporation with principal

Office located on Ul. Prof. Tsani Kalianjiev 14,

 ap 1, Varna, Bulgaria, 9000

(Hereinafter referred to as the "Company")

OF THE SECOND PART

Whereas the Agent may store auto parts at Agent warehouse and ship them later to the Company for Agent fee;

     NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the parties agree as follows:

This Agreement (the "Agreement") is entered into effect this January 1, 2015.

1) Agent shall use its best efforts to provide the services ("the Services") to the company as requested and further described herein on a non-exclusive or exclusive basis, as reasonably requested by the Company.

2) Agent fee shall be calculated as follow:

For Commodity: SMALL BOATS AND MOTORCYCLES, USED, cargo in gauge

From: CY Miami, FL, US (Port) To: CY Varna, BG (Port) 2,350 USD per 40’

From:  CY New York, NY, US (Port) To: CY Varna, BG (Port): 2,100 USD per 40’

- above rates are valid until 12/31/2015

- The rate is subject for space and equipment availability.

- DTHC is not included. (Legal weight)

- Above rates are based on the information provided (cargo in gauge).  Any change in weight / dimensions will result change in the quotation.

- Above rates subject to change with / without notice as and when increased by the carrier.

- The above rates are to the port only and do not include any destination fees such as: terminal charges, delivery to the door, customs clearance, duty, VAT - all of these are responsibility of the consignee.

- The forwarders liability is limited

- The company documentation shall be paid by the company

3) The Company shall make use of the Agent’s services for a period of twelve (12) months commencing on Effective Date and continuing thereafter on a month to month basis until this Agreement is terminated in accordance with paragraph 6.

4) Independent Contractor. Agent's relationship with the Company will be that of an independent contractor and not an employee. Agent will not be eligible for any employee benefits, nor will the Company make deductions from consideration paid to Agent for taxes, all of which will be Agent's responsibility. Agent will have no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

5) This Agreement shall be governed by and construed in accordance with the laws of Bulgaria.

6) The Corporation or the Agent may terminate the Agreement by providing no less than 15 days resignation notice in writing.

7) No term of this Agreement may be amended or waived except with the written consent of the parties

8) Any notice required or permitted by this Agreement shall be in writing and shall be (I) delivered personally, (II) sent by certified or registered mail, postage prepaid, return receipt requested or (III) sent to the company email.

The Parties hereto have executed this Agreement as of the Effective Date.

/s/ David Flaxman

_____________________________________________________Date: 12/12/2014

DAVID FLAXMAN, on behalf of Gvura Corp.

/s/ Kremena Tsetkova

_________________________________                                        Date: 12/12/2014

KREMENA TSVETKOVA, on behalf of AB Logistics Ltd.